Madrid/Roma, 11 de abril de 2007

COMISIÓN NACIONAL DEL MERCADO DE VALORES
Dirección de Mercados Primarios
Paseo de la Castellana, 19
28046 Madrid

Fax nº:

91 585 1662

Muy señores nuestros: En cumplimiento de lo dispuesto en el Artículo 82 de la Ley 24/1988, de 28 de julio, de Mercado de Valores, ACCIONA, S.A. y ENEL ENERGY EUROPE S.r.L. comunican el siguiente:	Dear Sirs, In compliance with section 82 of Act 24/1988, of July 28th, on the Securities Market, ACCIONA, S.A. and ENEL ENERGY EUROPE S.r.L. hereby report the following:
HECHO RELEVANTE	RELEVANT INFORMATION

En el día de hoy ACCIONA, S.A. (en adelante “ACCIONA”) y ENEL ENERGY EUROPE S.r.L. (en adelante “ENEL ENERGY EUROPE”) (en lo sucesivo conjuntamente denominadas como los “Oferentes”), tras la publicación del resultado negativo de la oferta pública de adquisición de acciones de ENDESA, S.A. (en adelante “ENDESA”) formulada por E.ON Zwölfte Verwaltungs GmbH y en cumplimiento de los compromisos asumidos a estos efectos, han presentado ante la Comisión Nacional del Mercado de Valores, conjunta y mancomunadamente, solicitud de autorización de una Oferta Pública de Adquisición (en adelante la “Oferta”) de acciones de ENDESA, cuyas características principales son las siguientes:

Following the announcement of the unsuccessful outcome of the tender offer for shares in ENDESA, S.A. (hereinafter, “ENDESA”)  launched by E.ON Zwölfte Verwaltungs GmbH and pursuant to the relevant commitments undertaken by the parties, ACCIONA, S.A. (hereinafter, “ACCIONA”) and ENEL ENERGY EUROPE S.r.l. (hereinafter, “ENEL ENERGY EUROPE” and, together with ACCIONA, the “Offerors”) have on the date hereof jointly (mancomunadamente) filed before the Spanish National Securities Exchange Commission (“CNMV”) an application to have their Tender Offer for shares in ENDESA (hereinafter, the “Offer”) authorized, as follows:

I.-

La Oferta se formula sobre el 100% de las acciones emitidas de ENDESA, esto es, 1.058.752.117 acciones, cada una de valor nominal igual a 1,20 euros representativas del 100% del capital social de ENDESA.

I.- The Offer is launched for 100% of the issued shares in ENDESA, namely 1,058,752,117 shares of € 1.20 par value each, representing 100% of the share capital of ENDESA.

II.-

La contraprestación ofrecida a los accionistas de ENDESA que acepten la Oferta es de 41,30 euros por acción, pagaderos íntegramente en metálico. La contraprestación de la Oferta se corresponde con el precio de 41 euros por acción de ENDESA que fue anunciado por los Oferentes el pasado 26 de marzo de 2007, y que ha sido incrementado en un importe equivalente a los intereses que sobre ese precio de 41 euros se habrían devengado al tipo EURIBOR a tres meses desde el día 26 de marzo de 2007 hasta el 31 mayo de 2007 (redondeado al alza).

El precio de la Oferta será reducido para ajustarlo por el impacto bruto de cualesquiera dividendos, distribuciones, conceptos asimilables, splits o aumentos de capital liberados que tengan lugar desde la fecha de este hecho relevante hasta la fecha de publicación del resultado de la Oferta (ambas fechas incluidas).

II.-

The consideration offered to any accepting shareholder in ENDESA is € 41.3 per share of ENDESA, payable fully in cash. This consideration results from the € 41 price per share of ENDESA previously announced by the Offerors on March 26, 2007, increased by the interest that would accrue on such amount at a three-month EURIBOR rate for the period running from March 26, 2007 until May 31, 2007 (rounded upwards).

The Offer consideration will be reduced to reflect the gross effect of any dividends, distributions, other similar concepts, splits or share dividends effective from the date hereof through the date on which the result the Offer is published (both dates included).

III.-

Las obligaciones de pago derivadas de la Oferta serán garantizadas mediante aval bancario que se presentará, ante la CNMV dentro del plazo de dos días hábiles establecido al efecto por el Real Decreto 1197/1991, de 26 de julio, sobre régimen de las ofertas públicas de adquisición de valores.

III.-

Any payment obligations resulting from the Offer shall be secured pursuant to a bank guarantee to be filed with the CNMV within a two business day period as provided for under Royal Decree 1197/1991, dated July 26, governing tender offers.

IV.- La eficacia de la Oferta está sujeta al cumplimiento íntegro o renuncia a todas y cada una de las siguientes condiciones:	IV.- The completion of the Offer is subject to full satisfaction or waiver of any and all of the following conditions:
(i) la obtención de aceptaciones de la Oferta	(i) that the shares of ENDESA tendered in the Offer,

comprensivas de acciones de ENDESA que, unidas a las que ostenten los Oferentes, directa o indirectamente, representen más del 50% de las acciones en que se divide el capital social de ENDESA; y	together with any shares of ENDESA held directly or indirectly by the Offerors, represent more than 50% of the share capital of ENDESA; and

(ii)

que, con anterioridad a la finalización del periodo de aceptación de la Oferta, (a) la Junta General de Accionistas de ENDESA adopte los acuerdos necesarios para modificar los artículos 32, 37, 38 y 42 de los estatutos sociales de esta sociedad, y (b) dichos acuerdos se inscriban en el Registro Mercantil de Madrid.

(ii)

that, before the end of the Offer acceptance period, (a) ENDESA’s General Shareholders Meeting passes the relevant resolutions amending sections 32, 37, 38 and 42 of ENDESA’s by-laws, and (b) such resolutions become registered with the Madrid Commercial Registry.

V.-

Los Oferentes notificarán la operación de concentración resultante de la Oferta a la Comisión Europea de acuerdo con lo dispuesto en el Reglamento (CE) 139/2004, de 20 de enero, sobre el control de las concentraciones entre empresas, además de presentar las notificaciones que procedan ante autoridades de competencia de países terceros.

V.-

The Offerors shall notify the concentration resulting from this Offer to the European Commission pursuant to Regulation (EC) 139/2004, dated January 20, on the control of concentrations between undertakings, and will also file any applicable notifications with the antitrust authorities of any other jurisdiction.

VI.-

La Oferta está sujeta, legalmente, a la obtención de las autorizaciones administrativas correspondientes. A tal fin, los Oferentes procederán a presentar las correspondientes solicitudes de autorización y notificaciones ante la Comisión Nacional de Energía y ante la Secretaría General de Energía del Ministerio de Industria, Turismo y Comercio, así como ante otras autoridades regulatorias de países

VI.-

The Offer is subject, legally, to any applicable administrative authorisations. To that end, the Offerors will file the relevant applications for authorisation and notifications with the National Energy Commission (Comisión Nacional de Energía) and with the Spanish Energy General Secretariat (Secretaría General de Energía) of the Ministry of Industry, Tourism and Commerce (Ministerio de

terceros.	Industria, Turismo y Comercio) as well as with any administrative authorities of any other jurisdiction.

VII.-

Dado que las acciones de ENDESA están admitidas a negociación en la Bolsa de Valores de Nueva York (NYSE o New York Stock Exchange) bajo la forma de ADSs (American Depositary Shares) y en la Bolsa Off Shore (Registro de Valores Extranjeros) de Santiago de Chile, los Oferentes cumplirán con cuantas formalidades sean legalmente exigibles para la realización o extensión de la Oferta a estas jurisdicciones.

VII.-

Given that the shares in ENDESA are admitted to trading on the New York Stock Exchange as ADSs (American Depositary Shares) and on the Off Shore Exchange (Registro de Valores Extranjeros)  in Santiago de Chile, the Offerors shall comply with any applicable legal regulations requiring the launching or extension of the Offer, as the case may be, to such jurisdictions.

VIII.-

Una vez autorizada la formulación y publicación de la Oferta por la CNMV, el folleto explicativo de la misma y documentación que la acompaña se pondrán a disposición del público en la forma y plazos legalmente establecidos.

VIII.- Once the Offer is authorized and announced by the CNMV, the relevant prospectus and accompanying documentation shall be made available to the general public as and when required by applicable laws.

11 de abril de 2007	April 11, 2007

Atentamente/Yours sincerely,
ACCIONA, S.A. P.p. _________________________	ENEL ENERGY EUROPE, S.r.L. P.p. _______________________

Madrid/Roma, 11 de abril de 2007

Muy señores nuestros: En cumplimiento de lo dispuesto en el Articulo 82 de la Ley 24/1988, de 28 de julio, de Mercado de Valores, ACCIONA, S.A. y ENEL ENERGY EUROPE S.r.L. comunican el siguiente:	Dear Sirs, In compliance with section 82 of Act 24/1988, of July 28th, on the Securities Market, ACCIONA, S.A. and ENEL ENERGY EUROPE S.r.L. hereby report the following:
HECHO RELEVANTE	RELEVANT INFORMATION

En el dia de hoy, como continuación a los Hechos Relevantes niumeros 78.974 y 78.975, con relación a la Oferta Pública de Adquisición de acciones de ENDESA, S.A. (en adelante la “Oferta”), ACCIONA, S.A. y ENEL ENERGY EUROPE S.r.L. han presentado en la Comisiön Nacional del Mercado de Valores, los correspondientes avales en garantia de las obligaciones de pago derivadas de la Oferta, de conformidad con los articulos 11 y 16 del Real Decreto 1197/1991, de 26 de julio, sobre régimen de las ofertas públicas de adquisición de valores.

As of today, following the Relevant Facts number 78,974 and 78,975, regarding the Tender Offer for shares in ENDESA (hereinafter, the “Offer”) ACCIONA, S.A. and ENEL ENERGY EUROPE S.r.l., have filed with the Spanish National Securities Exchange Commission (“CNMV”), the relevant bank guarantees securing the payment obligations resulting from the Offer, in accordance with sections 11 and 16 of the Royal Decree 1197/1991, dated July 26, governing tender offers.

11 de abril de 2007	April 11, 2007
Atentamente/Yours sincerely,
ACCIONA, S.A. P.p. _________________________	ENEL ENERGY EUROPE, S.r.L. P.p. _______________________